Exhibit 99.1

AITX's RAD Announces New ROAMEO Gen 4 Order from National Retail Operator

Momentum in Mobile Security Solutions for Retail Parking Lots Continues

Detroit, Michigan, April 29, 2025 - Artificial Intelligence Technology Solutions, Inc., (the Company), (OTCPK: AITX), through its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), today announced that a national retail operator has placed an order for a ROAMEO™ Gen 4 autonomous security robot vehicle. The mobile device will be deployed to enhance parking lot security during all hours while providing services ranging from customer assistance and direction to being a highly visible deterrent with the intelligence to escort people off property. Facilitated through an authorized RAD dealer, this order represents another milestone in the growing adoption of ROAMEO Gen 4 across commercial and retail environments.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES
Rolls Out Another
ROAMEO Gen 4 Win
ATROL
PATROL
P5

Artist’s depiction of a RAD ROAMEO Gen 4 on a night patrol in a large retail parking lot.

ROAMEO Gen 4 redefines outdoor security by delivering capabilities that far exceed traditional human patrols. Designed to autonomously monitor and respond across large areas like parking lots and campuses, ROAMEO provides a constant, visible presence without the fatigue, gaps, or high costs associated with security guards. Powered by AI-driven detection and real-time communication tools, ROAMEO actively engages to deter unwanted activity, reports incidents instantly, and helps organizations modernize security operations while dramatically lowering labor expenses.

"This marks the second announced ROAMEO Gen 4 order in just two days, and it is a clear indicator of the momentum we are building," said Steve Reinharz, CEO/CTO of AITX and RAD. "Organizations are recognizing that autonomous, AI-driven security is no longer a future concept. It is available today, delivering real-world results and measurable savings. We are thrilled to see ROAMEO gaining traction so quickly across multiple sectors."

Parking lots have long been a magnet for criminal activity, particularly after business hours. Bureau of Justice Statistics data shows that nearly 42% of nonfatal violent crimes between 1998 and 2002 occurred in public places like parking lots and garages, with further reports indicating that about 3% of violent victimizations by strangers from 2005 to 2010 took place in these areas1. Despite widespread awareness of these risks, parking lots often remain inadequately protected, creating a clear opportunity for solutions that deliver continuous surveillance, proactive deterrence, and real-time response, specifically what ROAMEO Gen 4 was designed to provide.

"This opportunity began with a strong connection made at the last few ISC West shows," said Troy McCanna, Chief Security Officer at RAD. "It reinforces how important it is for clients and partners to experience our technology firsthand. When they see ROAMEO in action, the value becomes obvious. We are excited to support this dealer and client as they bring new levels of security and visibility to their properties."

Deployment of the national retailer's ROAMEO Gen 4 unit is expected this summer. RAD anticipates that success with this client will open the door to additional opportunities across the retail sector, where the need for intelligent, cost-effective parking lot security solutions continues to grow.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry2 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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1 https://bjs.ojp.gov/content/pub/pdf/fvs02.pdf
2 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/